EXHIBIT 99.1

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

562-435-3666

MOLINA HEALTHCARE REPORTS

FIRST QUARTER RESULTS

Long Beach, California (May 11, 2004) — Molina Healthcare, Inc. (NYSE: MOH), a multi-state managed care organization providing quality care and accessible services to low-income families and individuals, today announced results for the quarter ended March 31, 2004.

Net income for the quarter ended March 31, 2004, was $11.1 million, or $0.43 per diluted share. Net income included an after-tax gain of $0.7 million, or $0.03 per diluted share, arising from the termination of a split dollar life insurance arrangement between the Company and a related party. Net income for the quarter ended March 31, 2003, was $8.0 million, or $0.40 per diluted share.

Net income per diluted share for the first quarter of 2004 was calculated based upon diluted shares outstanding of 25.9 million, as compared with the prior year’s 19.8 million diluted shares outstanding. The increase in diluted shares was principally the result of the Company’s issuance of 7.6 million shares in its July 2003 initial public offering of common stock, partially offset by share repurchases and the exercise of employee stock options.

The Company had previously announced the completion of its offering of 1.8 million shares of common stock on March 29, 2004, resulting in net proceeds to the Company of approximately $47.4 million. The completion of this transaction had very little impact on diluted shares outstanding for the quarter, as those shares were only outstanding for three out of ninety-one days in the quarter.

Operating activities provided $12.0 million in cash for the quarter ended March 31, 2004.

Acquisition Update

The Company had previously announced that it has signed a definitive agreement to acquire Health Care Horizons, which is the parent company of Albuquerque, New Mexico-based Cimarron Health Plan, for approximately $69 million (subject to adjustments) and that it has reached an agreement with Premera Blue Cross to transfer Premera’s Medicaid and Basic Health contracts and members to the Company’s Washington subsidiary. Both transactions remain subject to regulatory approval.

The Company is moving forward with integration planning for both Health Care Horizons and the Healthy Options and Basic Health membership of Premera. While both acquisitions remain subject to regulatory approval, the Company confirms its previous statements that both acquisitions will likely close

MOH Announces First Quarter Results

May 11, 2004

in the third quarter of 2004, with full integration of the Premera membership and Health Care Horizons occurring in 2004 and 2005, respectively.

Commenting on the first quarter results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, stated “These results demonstrate that our core operations remain strong and stable as we integrate our recent acquisitions. We have the ability to effectively manage current operations while at the same time laying the foundations for enhanced performance from acquisitions to be consummated later in the year.”

Financial Results – Comparison of Quarters Ended March 31, 2004 and 2003

Premium revenues for the first quarter of 2004 were $217.9 million, representing an increase of $26.5 million (13.8%) over 2003 premium revenue of $191.4 million.

Membership growth contributed $26.9 million in increased premium revenue. Member months (defined as the aggregation of each month’s membership for the period) for the first quarter of 2004 were 14.1% higher than in the first quarter of 2003.

Excluding the state of Utah, increased premium rates contributed an additional $7.7 million in premium revenue during the first quarter of 2004 when compared with the same period in 2003. Premium rates were higher in Washington and Michigan, more than offsetting declining premium rates in California.

Premium revenue increases resulting from higher enrollment and increased premium rates were partially offset by an $8.1 million decline in revenue recognized under the Company’s cost reimbursement contract with the state of Utah. This decline in revenue was a direct result of the Company’s successful management of healthcare costs in that state. Improved healthcare cost management in Utah also led to the recognition during the quarter of $1.0 million of savings sharing income. The savings sharing income is reported as “Other operating revenue” in the Company’s Consolidated Income Statements and represents the estimated savings incentive payments generated during the period of July 1, 2003 through March 31, 2004.

Medical care cost as a percentage of premium and other operating revenue declined to 84.1% in the first quarter of 2004 from 84.9% in the first quarter of 2003. Medical care costs increased in absolute terms to $184.2 million in the first quarter of 2004 from $162.7 million in the first quarter of 2003.

Marketing, general and administrative expenses were $17.5 million for the first quarter of 2004, representing 7.9% of operating revenue, as compared with $14.7 million, or 7.7% of total operating revenue, for the first quarter of 2003. Excluding premium taxes, MG&A expenses decreased to 6.6% of operating revenue in the first quarter of 2004 as compared with 6.9% in the first quarter of 2003.

Other income includes a pretax gain of $1.16 million recognized upon the termination of certain Collateral Assignment Split-Dollar Insurance Agreements between the Company and the Molina Siblings Trust, a related party. The Company had agreed to make premium payments towards the life insurance policies held by the Trust on the life of Mary R. Molina. The Company was not an insured under the policies, but was entitled to receive repayment of all premium advances from the Trust upon the earlier of Mrs. Molina’s death or cancellation of the policies. Receivables, representing premium payments made by the Company, were discounted based on Mrs. Molina’s remaining actuarial life. On March 2, 2004, the Collateral Assignment Split-Dollar Insurance Agreements were terminated by the early repayment of

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MOH Announces First Quarter Results

May 11, 2004

the advances to the Trust. The gain of $1.16 million ($725,000 after tax; $0.03 per diluted share) represents the recovery of the discounts previously recorded.

Cash Flow

Net cash provided by operating activities for the quarter ended March 31, 2004, was $12.0 million, compared with $4.0 million for the quarter ended March 31, 2003.

At March 31, 2004, the Company had cash and short-term investments of approximately $302.4 million.

Membership

The following table details the Company’s membership by state at March 31, 2004 and 2003:

	2004	2003	% Increase (Decrease)
Michigan	89,000	35,000	154.3%
Washington	203,000	178,000	14.0%
California	252,000	254,000	(0.8%)
Utah	44,000	44,000	0.0%

Total	588,000	511,000	15.1%

The following table details member months by state for the quarters ended March 31, 2004 and 2003:

	2004	2003	% Increase (Decrease)
Michigan	256,000	104,000	146.2%
Washington	590,000	526,000	12.2%
California	761,000	760,000	0.1%
Utah	132,000	134,000	(1.5%)

Total	1,739,000	1,524,000	14.1%

These tables exclude the effects of the Health Care Horizons acquisition and the transfer of Premera’s Medicaid and Basic Heath Contracts, both of which are expected to occur in the third quarter of 2004.

Guidance

The Company reconfirms guidance given during the first quarter of 2004 regarding both current operations and acquisitions. The following recapitulation of that guidance excludes the anticipated acquisitions of Health Care Horizons, Inc. and the Medicaid and Basic Health contracts of Premera Blue Cross of Washington. Specifically, this guidance for calendar year 2004 is:

•	Net income will be in the range of $ 47.5 million to $50.2 million;

•	Enrollment growth will be in the range of 6% to 9%;

•	The medical care ratio will be in the range of 83.0% to 83.2% of premium and other operating revenue; and

•	Administrative expenses (including premium taxes) will be in the range of 8.0 % to 8.3 % of total revenue.

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MOH Announces First Quarter Results

May 11, 2004

These estimates assume an effective tax rate of 37.5%, which does not take into account any favorable state tax credits we might receive from prior periods during 2004. Management expects weighted average dilutive shares outstanding of 27.5 million for all of 2004 reflecting the additional 1.8 million shares of common stock issued March 29, 2004.

Conference Call

The live broadcast of Molina Healthcare’s conference call will begin at 10:00 a.m. Eastern Time, May 12, 2004. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.fulldisclosure.com.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. The Company currently operates health plans in California, Washington, Michigan and Utah.

This press release contains “forward-looking statements” identified by words such as “expects,” “believes,” “anticipates,” “plans,” “projects,” “intends,” “assume,” “will,” and similar words and expressions. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Except for the historical information contained in this release, all of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous risks and uncertainties. Actual results could differ materially because of factors such as: the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, the Company’s ability to successfully integrate its acquisitions, disasters, and other risks and uncertainties as detailed in the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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MOH Announces First Quarter Results

May 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED INCOME STATEMENTS

(In thousands, except for per share data and operating statistics)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Premium revenue	$217,868	$191,377
Other operating revenue	1,295	391
Investment income	863	339

Total operating revenue	220,026	192,107
Expenses:
Medical care costs:
Medical services	50,768	52,473
Hospital and specialty services	109,789	93,516
Pharmacy	23,660	16,743
Total medical care costs	184,217	162,732
Marketing, general and administrative expenses	17,458	14,709
Depreciation and amortization	1,599	1,317

Total expenses	203,274	178,758

Operating income	16,752	13,349

Other income (expense):
Interest expense	(255)	(127)
Other, net(1)	1,162	53

Total other expense	907	(74)

Income before income taxes	17,659	13,275
Provision for income taxes	6,561	5,295

Net income	$11,098	$7,980

Net income per share:
Basic	$0.44	$0.41

Diluted	$0.43	$0.40

Weighted average number of common shares and potential dilutive common shares outstanding	25,918	19,802

Operating Statistics:
Medical care ratio(2)	84.1%	84.9%
Marketing, general and administrative expense ratio (3) excluding premium taxes	6.6%	6.9%
Premium taxes included in marketing, general and administrative expenses	1.3%	0.8%

Total marketing, general and administrative expense ratio	7.9%	7.7%

Members(4)	588,000	511,000
Days in claims payable	53.1	64.4

(1)	Includes $1.162 million in income arising from the termination of a split dollar life insurance arrangement between the Company and a related party.
(2)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.
(3)	Marketing, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.
(4)	Number of members at end of period.

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MOH Announces First Quarter Results

May 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	Mar. 31, 2004	Dec. 31, 2003
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$170,138	$141,850
Investments	132,285	98,822
Receivables	52,545	53,689
Deferred income taxes	2,149	2,442
Prepaid and other current assets	4,680	5,254

Total current assets	361,797	302,057
Property and equipment, net	17,811	18,380
Goodwill and intangible assets, net	11,838	12,284
Restricted investments	2,000	2,000
Deferred income taxes	1,377	1,996
Advances to related parties and other assets	5,732	7,868

Total assets	$400,555	$344,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$98,496	$105,540
Accounts payable and accrued liabilities	12,173	11,419
Income taxes payable	4,290	2,882

Total current liabilities	114,959	119,841
Other long-term liabilities	3,616	3,422

Total liabilities	118,575	123,263
Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized; issued and outstanding: 27,346,187 shares at March 31, 2004 and 27,373,785 shares at December 31, 2003	27	25
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	153,340	103,854
Accumulated other comprehensive income	126	54
Retained earnings	148,877	137,779
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)

Total stockholders’ equity	281,980	221,322

Total liabilities and stockholders’ equity	$400,555	$344,585

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MOH Announces First Quarter Results

May 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Operating activities
Net income	$11,098	$7,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,599	1,317
Amortization of capitalized credit facility fees	157	—
Deferred income taxes	870	294
Stock-based compensation	—	187
Changes in operating assets and liabilities:
Receivables	1,144	(17,152)
Prepaid and other current assets	574	(3,826)
Medical claims and benefits payable	(7,044)	9,901
Accounts payable and accrued liabilities	754	(253)
Income taxes payable and receivable	2,819	5,590

Net cash provided by operating activities	11,971	4,038

Investing activities
Purchase of equipment	(584)	(930)
Purchases of investments	(140,237)	—
Dispositions and maturities of investments	106,888	—
Other long-term liabilities	194	48
Advances to related parties and other assets	1,979	(1,484)

Net cash used in investing activities	(31,760)	(2,366)

Financing activities
Issuance of common stock	47,360	—
Proceeds from exercise of stock options	717	—
Borrowings under credit facility	—	5,000
Principal payments on notes payable	—	(14)
Purchase of treasury stock	—	(20,390)

Net cash provided by (used for) financing activities	48,077	(15,404)

Net increase in cash and cash equivalents	28,288	(13,732)
Cash and cash equivalents at beginning of period	141,850	139,300

Cash and cash equivalents at end of period	$170,138	$125,568

Supplemental cash flow information
Cash paid during the period for:
Income taxes	$2,877	$(589)

Interest	$98	$153

Schedule of non-cash investing and financing activities:
Tax benefit from stock option exercises recorded as additional paid-in capital	$1,411	$—

Change in unrealized gain on investments	$114	$—
Deferred income taxes	(42)	—

Change in net unrealized gain on investments	$72	$—

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MOH Announces First Quarter Results

May 11, 2004

MOLINA HEALTHCARE, INC.

CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

(Dollars in thousands)

(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the quarters ending March 31, 2003 and 2004:

	Three Months Ended March 31,
	2004	2003
Balances at beginning of period	$105,540	$90,811
Components of medical care costs related to:
Current year	190,943	167,489
Prior years	(6,726)	(4,757)

Total medical care costs	184,217	162,732
Payments for medical care costs related to:
Current year	115,097	93,365
Prior years	76,164	59,466

Total paid	191,261	152,831

Balances at end of period	$98,496	$100,712

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